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                                                                   EXHIBIT 10.14


Mr. Melvin G. Gable
1035 Timberline Lane
Cowan Heights, CA 92705

Dear Mr. Gable:

June 14, 1995

         This letter confirms the following agreements with you regarding termination of your employment with QLogic Corporation, a Delaware corporation ("QLogic"):

         1. It is acknowledged that on June 7, 1995 (the "Termination Date") you resigned as an employee, officer and director of QLogic and any or all of its subsidiaries or affiliates.

         2. You will be paid your base salary, allowances, and benefits for your services as an employee of QLogic, as in effect immediately prior to the Termination Date, through the Termination Date. You will not accrue any additional compensation or entitlement to any employee benefits or be entitled to receive vacation or sick leave benefits after the Termination Date except as expressly provided herein. You will also not receive any bonus for services prior to the Termination Date.

         3. After the Termination Date, QLogic will provide you with gross separation payments equal to the regular amount of your prorated base salary for each payroll period, as in effect immediately prior to the Termination Date. Such separation payments shall be payable over the six (6) month period commencing June 8, 1995 and ending December 7, 1995 (the "Separation Payment Period") and shall be paid in equal installments on the customary QLogic salary payment days. Such separation payments are beyond that provided by QLogic policy or by law. There will, of course, be deductions and withholdings from the gross amount for applicable federal, state and local income and employment taxes, FICA, etc. Unless you make other arrangements with QLogic, checks will be mailed to your home or deposited in your bank if you so designate.

         4. After the Termination Date, the group health benefits you were receiving as of the Termination Date will cease. You may extend after the Termination Date, for yourself and your covered dependents, the group health coverage that you were receiving as of the Termination Date by selecting COBRA coverage. You can only extend the type of coverage in effect as of the Termination Date, without any additions, deletions, or mod)fications. If you elect to continue your coverage under COBRA, QLogic will pay the applicable premiums for yourself

                               QLOGIC CORPORATION

                                3545 HARBOR BLVD.

                              COSTA MESA, CA 92626

                           714.438.2200, 800.662.4471

                                FAX: 714.668.5090
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MR. MELVIN G. GABLE
JUNE 14, 1995
PAGE 2

and your electing covered dependents through the end of the Separation Payment Period. After the end of the Separation Payment Period, in order to continue coverage under COBRA, you will be required to pay the full amount of the applicable premium cost of providing benefits and an additional administrative charge. The payment of the applicable premium through the end of the Separation Payment Period will be contingent on your continued eligibility for COBRA continuation coverage and will not operate to extend the continuation coverage period required by the provisions of applicable law.

         5. Anything set forth in this letter to the contrary notwithstanding, if you accept and commence part-time or full-time employment (as an employee, consultant, or otherwise) with any other employer prior to the end of the Separation Payment Period, the compensation, benefits and payments QLogic would otherwise be obligated to provide to you under this agreement will be reduced to the extent of, and by amounts equal to, the total compensation and economic value of benefits received by you from such other employer for your services prior to the end of the Separation Payment Period. You will promptly report any such other employment, compensation, and benefits to QLogic.

         6. The payments and benefits provided for you above shall be in lieu of and in full satisfaction of any and all obligations of QLogic and any and all other rights you may otherwise have to compensation and benefits from QLogic, including, without limitation, any and all rights to compensation or benefits under or with respect to the management bonus plan, the cash profit sharing plan, the discretionary bonus plan, the employee stock option plan, vacation, sick leave, and the like; provided. however. that the indemnification obligations of QLogic to you with respect to your actions or omissions as an employee, officer or director of QLogic or its affiliates shall remain and continue, without change or amendment, and shall survive this agreement.

         7. On or before June 14, 1995, you will return and/or account for all QLogic property in your possession, including, without limitation, i.d. badge, keys, credit cards (telephone, car rental, air travel, etc.) manuals, supplies, equipment, etc. You will also promptly transfer to QLogic any and all club memberships purchased by QLogic on your behalf or offered to you as a result of your employment status with QLogic.

         8. You will submit to QLogic, within a reasonable period of time, all outstanding business expenses for reconciliation and reimbursement. QLogic will pay only for business expenses incurred prior to the Termination Date and only according to its established expense reimbursement policy.

         9. Before you being a new employment position, you will inform QLogic of the name and address of your new employer and the expected date of commencement of your new employment. You will also inform QLogic if you change your residence address and/or telephone number so that contact may be maintained with you at all times during the term of this agreement.
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MR. MELVIN G. GABLE
JUNE 14, 1995
PAGE 3

         10. You hereby forever release and discharge QLogic, all of its respective subsidiaries, and all of their successors, affiliates, assigns, employees, former employees, attorneys, agents, officers, directors, and shareholders from any and all causes of actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of every kind and character, known or unknown, suspected, or unsuspected, absolute or contingent, prior to the date of execution of this agreement including but not limited to claims arising out of or in any manner relating to (i) your employment with QLogic, your position as an officer and/or director of QLogic Corporation, a Delaware corporation, QLogic, or any of their subsidiaries, and/or termination of such employment or positions; (ii) any restrictions on the right of QLogic or any of the released parties to terminate employees; (iii) any common law claims or actions; (iv) any statements made by any of the released parties; (v) any federal, state, or governmental statute, regulation, or ordinance, including, without limitation, title VII of the Civil ordinance, including, without limitation, title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and claims with any division of the California Department of Industrial Relations or Employment department, or (vi) the Key Employee Retention Agreement and Assignment of Agreement. You hereby waive any and all rights you may have under California Civil Code Section 1542 (or any analogous state law or federal law or regulation) which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         The foregoing release does not apply to any of the obligations of QLogic under this agreement or to any of the indemnification obligations of QLogic referred to in Paragraph 6 above.

         11. It is understood and agreed that this agreement is fully integrated, represents the entire understanding of the parties, and there are no other agreements, representations, promises, or negotiations which have not been expressly set forth herein except for the Technical/Professional Employee Invention and Nondisclosure Agreement previously executed by you, any outstanding stock option agreements, and any other employee benefit plans sponsored by QLogic in which you were participating as of the Termination Date which will remain in effect in accordance with their terms after termination of your employment as provided therein. Nothing contained herein shall constitute or imply any admission of liability or wrongdoing by any party. This agreement can be amended, mod)fied, or terminated only by an instrument in writing executed by you and the chief executive officer of QLogic.

         12. You agree that you are still bound by the Technical/Professional Employee Invention and Nondisclosure Agreement which you previously executed. You further agree and understand that pursuant to said agreement you are prohibited for a period of two years from employing or attempting to employ in competition with QLogic any of QLogic's
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MR. MELVIN G. GABLE
JUNE 14, 1995
PAGE 4

employees and that you agree not to divert or attempt to divert by solicitation or any other means the customers, of QLogic existing at the Termination Date. You further agree that you will not in any way disparage QLogic or any of its employees or directors, or engage in any conduct adverse to QLogic's interests, including but not limited to the disclosure to competitors, diversion or attempted diversion by solicitation or any other means of any of QLogic's prospective customers, joint venturers or business opportunities existing, identified or for which discussions were initiated prior to the Termination Date, confidential information, technology or proprietary rights (including without limitation, any of those relating in any manner to "Project Callisto"). Should you violate this or any other provision of this agreement, you understand and agree that you will forfeit any and all remaining payments under this agreement.

13. It is understood and agreed that:

                  a. In the event of any dispute, controversy, or claim concerning this agreement, its validity, interpretation, enforcement, or breach, the prevailing party, in addition to all other legal or equitable remedies possessed, shall recover his or its reasonable attorneys fees and costs in connection with any such dispute, controversy, or claim. Any such dispute, controversy, or claim shall be resolved by arbitration in the City of Costa Mesa, California, in accordance with the then - existing commercial arbitration rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to modify, disregard or refuse to enforce any contractual provision. The arbitrator shall have no right, power or jurisdiction to award a party any punitive or exemplary damages of any king. The parties acknowledge and agree that by entering into this agreement they are agreeing to this arbitration provision and are waiving all rights to a trial by jury. The provisions of California Code of Civil Procedure Sections 1281, et seq. govern this agreement to arbitrate shall be valid, enforceable, and irrevocable.

                  b. This paragraph 13 shall only operate to require arbitration of claims for money damages. Should a party wish to seek injunctive or other non-monetary relief, those claims shall be brought in a court of competent jurisdiction.

14. It is understood, acknowledged, and agreed that:

                  a. In consideration of the additional separation payments provided hereunder, which payments and benefits are beyond those provided by QLogic policy or by law, you after knowingly and voluntarily waiving various rights and claims, including any possible claims for age discrimination under the federal law known as the Age Discrimination and Employment Act of 1967, as amended. You understand that this waiver does not extend to rights or claims that may arise after the date this agreement is executed.
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MR. MELVIN G. GABLE
JUNE 14, 1995
PAGE 5

                  b. You have been given a period of at least 2 l days within which to consider this letter agreement, and you have consulted with an attorney regarding it.

                  c. You understand that you may revoke this letter agreement within seven days following its execution, and that this letter agreement shall not become effective or enforceable Until this seven-day revocation period has expired.

         15. Should any portion, word, clause, phrase, sentence or paragraph of this letter agreement be declared void or unenforceable, such portion shall be considered independent and severable from the agreement, the validity of which shall remain unaffected.

                  Please confirm your agreement to the foregoing by dating and signing this letter agreement where indicated below and returning a signed copy to QLogic.

                                   Sincerely,

QLOGIC CORPORATION

By:-a/}
   Thomas R. Anderson
   Chief Financial Officer

Agreed this 1 ~ day of June l995

- -Melvin G. Gable